COMPUTATION OF PER SHARE EARNINGS
                          FIELDS AIRCRAFT SPARES, INC.
          STATEMENT REGARDING COMPUTATION OF EARNINGS (LOSS) PER SHARE



                                                          Six Months Ended

                                                       July 3,         June 30,
                                                         1998            1997
                                                         ----            ----

Number of common shares outstanding
  at beginning of the period                          2,079,571       1,302,137
                                                      ---------       ---------

Number of common shares outstanding at
  end of the period                                   2,431,663       1,892,886
                                                      ---------       ---------

Weighted average common share equivalents
  outstanding at the end of the period (primary)      3,197,010       2,280,920
                                                      ---------       ---------

Weighted average common share equivalents
  outstanding at end of the period (fully-diluted)    3,560,064       2,280,920
                                                      ---------       ---------

Net loss                                             $ (945,000)     $ (539,000)
                                                      ---------       ---------

Net loss adjusted for interest not to be included
     in computing fully-diluted earnings             $ (775,000)     $    -
                                                      ---------       ---------

Primary loss per share                               $     (.29)     $     (.24)
                                                      ---------       ---------

Fully-diluted earnings per share                     $     (.22)     $     (.24)
                                                      ---------       ---------